COMSTOCK HOLDING COMPANIES, INC. EXECUTIVE COMPENSATION RECOUPMENT POLICY This policy covers the executive officers of Comstock Holding Companies, Inc. (“CHCI”), including the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, all Vice Presidents in charge of principal business units or divisions, and any other officer who performs a policymaking function of CHCI, who are participants in CHCI’s 2019 Incentive Plan or any predecessor incentive plans (collectively, “Covered Officers”), and explains when CHCI will be authorized to seek recovery of incentive compensation awarded or paid to Covered Officers. Miscalculation of Performance Measure Results. CHCI will seek to recover, at the direction of the Compensation Committee, after the Compensation Committee has considered the costs and benefits of doing so, incentive compensation awarded or paid to a Covered Officer for a fiscal period, computed without regard to taxes paid, if the result of a performance measure upon which the award was based or paid is subsequently restated or otherwise adjusted in a manner that would reduce the size of the award or payment. The recovery period covers the three completed fiscal years immediately preceding the date on which CHCI is required to prepare an accounting restatement. A performance measure is a financial or operating metric that is used to determine a Covered Officer’s incentive compensation. This may occur either by a formulaic calculation that uses the metric or through the Compensation Committee considering the metric as part of its assessment of a Covered Officer’s performance. Where the result of a performance measure is tied to compensation on a formulaic basis, CHCI will seek to recover, at the direction of the Compensation Committee, any amount awarded or paid in excess of the amount that would have been paid based on the correctly calculated performance measure result. Where the result of the performance measure was considered in determining the compensation awarded or paid, but the compensation is not awarded or paid on a formulaic basis, CHCI will seek to recover, at the direction of the Compensation Committee, the amount, if any, by which the Compensation Committee determines in its discretion that the payment or award should be reduced. Where the erroneously awarded compensation is paid in cash, CHCI will seek to recover the difference between the amount of the cash award (whether payable as a lump sum or over time) that was received and the amount that should have been received applying the restated financial reporting measure. In the case of cash awards paid from bonus pools, the amount recovered should be the pro rata portion of any deficiency that results from the aggregate bonus pool that is reduced based on applying the restated financial reporting measure. Where the erroneously awarded compensation is paid in equity, CHCI will seek to recover the number of such securities received exceeding the number that should have been Exhibit 97 received applying the restated financial reporting measure if the shares, options, or stock appreciation rights are still held at the time of recovery. If the options or stock appreciation rights have been exercised, but the underlying shares have not been sold, CHCI will seek to recover the number of shared underlying the excess options or stock appreciation rights (or the value thereof). Generally, the determination of financial or operating metric results occurs with the application of oversight and internal controls such that an error in determining a measure should occur rarely. It is management’s responsibility to advise the Compensation Committee promptly if management learns that an erroneous result of a performance measure was provided in connection with establishing a Covered Officer’s incentive compensation. Management will provide the corrected result and supporting details. If the metric was used in a formulaic calculation, the Compensation Committee will be provided with a revised calculation where the recalculation would result in a lower award amount. Compensation awarded or paid based on miscalculation of a performance measure result will also be subject to any applicable claw back requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and any other law or regulation that the Compensation Committee determines, in its discretion, is applicable. The Compensation Committee may seek recovery of funds in the manner it chooses, including by seeking reimbursement from the Covered Officer of all or part of the compensation awarded or paid, by electing to withhold unpaid compensation, by set-off, or by rescinding or canceling unvested stock.